Exhibit 11.1

CONSENT OF INDEPENDENT AUDITOR

REI Capital Growth, LLC

Stamford, Connecticut

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A of our independent auditor’s report dated April 2, 2024, relating to the consolidated balance sheets of REI Capital Growth, LLC and subsidiary as of December 31, 2023 and 2022, and of the related consolidated statements of operations, changes in members’ deficit, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

October 25, 2024

Glen Allen, Virginia